Exhibit 99.2

Company: TRANSENTERIX, INC.

Conference Title: Q3 2018 TransEnterix Inc. Earnings Call

Moderator: Mark Klausner

Date: November 8, 2018

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the TransEnterixs Third Quarter Financial and Operating Results Conference Call. As a reminder, this call is webcast live and recorded.  It is now my pleasure to introduce your host, Mr. Mark Klausner of Westwicke Partners. Please go ahead, sir.

Mark R. Klausner - Westwicke Partners, LLC - Managing Partner

Thank you. Good afternoon, and thank you for joining us for TransEnterix's Third Quarter Conference Call.   Joining us on today's call are TransEnterix's President and Chief Executive Officer, Todd Pope; and its Executive Vice President and Chief Financial Officer, Joe Slattery.  I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit the Events link in the IR section of our website, transenterix.com.  Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including guidance related to the number of Senhance systems expected to be sold in the fourth quarter of 2018, as well as fourth quarter revenue, are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with TransEnterix's business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2017, and the Form 10-Q for the quarter ended September 30, 2018, expected to be filed shortly.  During this call, we will also present non-GAAP information - financial information related to adjusted net loss and adjusted earnings per share. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain noncash and other expenses that are not indicative of the company's core operating results.  Management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans, to benchmark our performance externally against competitors, and for certain compensation decisions. Reconciliations between U.S. GAAP and non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.  With that, it's my pleasure to turn the call over to TransEnterix President and Chief Executive Officer, Todd Pope.

Todd M. Pope - TransEnterix, Inc. - CEO, President & Director

Thank you, Mark, and welcome to our Third Quarter 2018 Conference Call.In recognition of those of you who may be listening to our conference call for the first time or simply haven't had the opportunity to hear how we have built TransEnterix over the past few years, our unique position in the surgical robotics industry and our strategy for driving adoption of Senhance going forward, I will spend the first portion of the call on this topic. Then, we'll transition to our performance during the quarter and an update on our key priorities for the year.In September of 2015, we acquired a technologically-advanced surgical robotics system, that is now called Senhance, from SOFAR, an Italian health care company. SOFAR's primary business was pharmaceuticals, and they intended to find a commercialization partner for their robotic platform after they had achieved CE Mark and completed clinical validation.Subsequent to the acquisition, we focused on two primary initiatives. First, establishing a commercial sales infrastructure in Europe, Middle East and Africa, or EMEA, from the ground up; and second, obtaining the FDA 510(k) clearance of the Senhance in the U.S.Our vision was to bring this innovative surgical robotics solution to a market that had been dominated by a single player and lacked alternatives for nearly two decades.The existing robotic offering brought many benefits, but also brought long set-up times, larger diameter instruments, loss of haptic feedback and higher procedure cost relative to laparoscopy. While robotic procedure growth has been strong, the applications tended to be limited to converting open procedures to robotics because the reduction in hospital stay could offset the high per procedure cost. This meant that nearly half of the surgical procedures being done worldwide still did not have an attractive robotic alternative.What excited us about the opportunity for Senhance was the unique design of the system that we believe will help revolutionize the robotics industry. The Senhance was developed to cater to laparoscopic surgeons, as there was nothing on the market purpose-built to convert laparoscopic procedures to robotics. It was specifically designed to leverage their laparoscopic familiarity and training and utilizes 5-millimeter reusable instruments similar to laparoscopy, which maintains the minimally invasive nature of laparoscopic procedures.The Senhance also brought new innovations with haptic feedback and eye-tracking camera control. Finally, because our instruments are reusable, we can provide surgeons with all of these benefits while maintaining procedure costs that are comparable to laparoscopy.Bringing a product to market with a well-established incumbent has been and continues to be a journey. Following the Senhance acquisition, with the CE Mark in hand, we initiated the commercialization of the product in EMEA in 2016.We have often stated that the hospital capital sales cycle is 4 to 6 quarters and, as a result, when building a pipeline from scratch, it can take a number of years to fully mature.

In EMEA, we are just beginning to see the benefits of our maturing pipeline, as we have gone from two system sales in 2017 to eight sold this year through the third quarter, and we now have ten commercially sold systems as well as three strategic placements that service training sites or to produce clinical data for our global regulatory submissions.In April 2017, we submitted our application for FDA clearance for Senhance. We took a strategic approach to our filing and decided to submit for initial indications for use within gynecologic and colorectal laparoscopic surgery. We targeted this specific clearance because we had significant clinical data from our sites in Europe that could be used to support our filing.In addition, GYN has significant laparoscopic volumes and colorectal procedures are complex and can benefit from the advantages of a robotics solution.We also decided to file for a 3-arm system, because our experience in EMEA suggested that the majority of surgeries were done with three arms.In October of 2017, six months after filing, we received 510(k) clearance for the system, becoming the first new entrant in the field of abdominal surgical robotics in nearly 20 years.Our initial indications of GYN and colorectal gave us immediate access to over 1.5 million annual procedures in the U.S. Obtaining FDA 510(k) clearance is a rigorous process for any device, but the hurdles are particularly high for a surgical robot, given that it has hardware, software, vision and instrument components, and the fact that the intended use of the system involves complex surgical procedures in and around critical anatomy.We have a long-term indication and product portfolio expansion strategy, which we are executing to broaden the applicability of the system to a greater number of surgeons and hospitals.We have made tremendous strides in a relatively short period of time, including, receiving clearance for expanded indications for use in May of this year for inguinal hernia repair and gallbladder surgery, which more than doubled our addressable market to over 3 million procedures.In addition, we have received FDA clearance for our 3-millimeter diameter instruments and have filed our FDA 510(k) submission for an ultrasonic energy device.In terms of our commercialization efforts in the U.S., similar to our experience in EMEA, we needed to develop the U.S. market and establish a sales infrastructure that can support the new launch and ultimately the successful adoption of Senhance, while being thoughtful on how we deploy our capital.We assembled a strong team of medical device sales reps and now have a 15-person sales force covering the eastern half of the country. Having received our FDA clearance just one year ago, we are pleased with what our team has been able to accomplish in terms of commercial sales to a number of high-profile hospitals in the United States as well as the work we had done to develop a strong pipeline of accounts looking to add a Senhance to their hospital.Similar to EMEA, we expect this pipeline to develop into a cadence of sales in the coming quarters.

While many view us as a robotics company, we aspire to provide a greater level of value to surgeons, hospitals and patients through the development of a platform to deliver digital laparoscopy. We view digital laparoscopy as more than just robotics. It is a broad surgical solution, one that helps address many of the issues currently faced by surgeons and hospitals. These issues include OR inefficiency, surgical variability and workforce challenges. We recently introduced this concept to the public, but digitizing the interface between the surgeon and the patient in laparoscopy has long been our vision for what Senhance could be and has guided our internal decision-making process for a number of years now.At TransEnterix, we believe that digital laparoscopy has the potential to increase control and reduce surgical variability in today's value-based health care environment.Our vision for digital laparoscopy is based on the integrative platform that delivers the following key attributes: robotic manipulation, open platform architecture, intelligent scene cognition, augmented intelligence, connectivity, and operating room workflow.While the Senhance has elements that addresses many of these needs, our recently announced acquisition of MST's technology assets and IP, related to surgical image analytics, will provide material enhancements to our platform as we seek to realize the vision of digital laparoscopy.We're particularly excited about the opportunity to be the first player in the market with intelligent scene cognition and augmented intelligence by leveraging software that has demonstrated these capabilities on a device that is already CE Marked and FDA cleared.Taken all together, we've been on a deliberate journey over the past few years to become the transfer made digital laparoscopy company that we are today. We have worked to expand the applicability of Senhance to a greater number of surgeons, hospitals and patients both here in the U.S. as well as throughout EMEA region and into Asia.We continue to focus on expanding that applicability by adding new instruments and entering new geographies around the globe. At the same time, we continue to be laser focused on leveraging our global sales infrastructure to drive the adoption of Senhance.Thank you for giving me the opportunity to provide an overview of how we have built TransEnterix over the past few years, our unique position in the surgical robotics industry and our strategy for driving adoption of Senhance going forward.Now shifting gears to our quarterly business update. The company had a solid third quarter, generating $5.4 million in revenue, as the continued development of our global pipeline drove four system sales, one in the U.S. and three in the EMEA region, all of which have been previously announced.This brings the cumulative number of commercial systems we have sold worldwide, from the time we began commercialization of the system in 2016 through the end of the third quarter, to 15. Additionally, to date, in the fourth quarter, we already have orders for two systems, and we will provide further guidance for the quarter following our financial update.Now I'd like to provide an update on the progress we made toward our key goals for 2018. As a reminder, those goals are: maximizing the effectiveness of our global commercial sales infrastructure; expanding the portfolio of instruments available for use with Senhance; expanding Senhance's indication for use; and continuing to obtain regulatory clearances in key geographies.In September, we announced that Eric Smith has been named Chief Commercial Officer, effective August 31, 2018. This is a newly created role, whose responsibility is to lead the company's global commercialization efforts, with a focus on both strategic and tactical execution efforts in sales, upstream and downstream marketing, field clinical support and training, with a focus on adoption and clinical excellence. It's been great to have Eric on the team and he certainly hit the ground running.Starting in the U.S., in the third quarter, we sold a Senhance to UPMC in Pittsburgh. UPMC is one of the largest health care providers in the country and is focused on the development and implementation of new models of accountable, cost-effective, patient-centered care.The system was installed in UPMC Magee-Womens’ Hospital, which is one of the most respected women's focused hospitals in the country. The training process has begun, and we're excited to work alongside their surgical team to begin growing their Senhance utilization.I spoke earlier of the key learnings from our European business, and we can leverage for the U.S. commercialization. And one such lesson was the need for customers to see live surgery and interact with surgeons who have become proficient with the Senhance.With our U.S. pipeline progressing nicely and many of these targets requesting case observations, we decided to invest and partner with two hospitals to launch time bound programs with specific performance objectives. This resulted in the installation of two systems, one in New York and one in Florida, and both are actively performing surgery.We've also invested in additional resources to drive mobile events and labs to increase surgeon and administrator access to Senhance while in the evaluation process. Mobile systems are now being utilized at various locations across the United States for training or surgeon evaluation. Seven specific hospital mobile programs have been executed in the U.S. since July 1, with over 30 surgeons participating.Moving to EMEA. During the third quarter, we sold three systems in the region, one of these systems was a direct sale to Máxima Medical Center, located in Veldhoven, Netherlands.

Máxima is a member of the cooperative association of the 20 largest Dutch teaching hospitals, who together work to guarantee the best level of health care for their patients.Máxima intends to develop a clinical program for Senhance, with a focus in general surgery, gynecology and urology, with first surgery scheduled to be performed next week.The other two systems were sold to a distributor. One of the systems was then sold to an end-user hospital in Europe, it has already begun performing surgery, and the other was retained by the distributor to be used as a demonstration system to support territory marketing and regulatory initiatives. The sale of the demo unit is a strong signal of the very high demand we have generated in EMEA.In the Asia-Pacific region, we continue to make progress in line with our expectations. In Taiwan, we continue to expect to receive Taiwanese FDA approval for Senhance instruments by the end of the year. Once we have the instruments approved, we can begin our commercialization efforts in earnest. We're currently planning on beginning surgeon training in early 2019, with our first cases expected shortly thereafter.And in Japan, where the regulatory process is extensive and can take up to three years, we continue to make good progress in our regulatory preparations. To help drive this process, as well as early development of a commercial infrastructure, we established a Japanese subsidiary earlier this year. As mentioned on our last call, the first cases were completed at Saitama Medical University during the third quarter, and we look forward to developing Saitama as a reference site to help establish Senhance in Japan.And now shifting gears to our instrument portfolio expansion initiatives.During the third quarter, we made significant strides toward the achievement of these important targets. As a reminder, these programs are: obtaining FDA clearance and launching 3-millimeter instruments in the U.S.; launching the ultrasonic energy device; and launching 5-millimeter articulating instruments.During the quarter, we filed an application for FDA 510(k) clearance for our ultrasonic energy device ahead of expectations. We continue to expect to achieve an FDA 510(k) clearance in the first quarter of 2019. Also in the third quarter, we received the CE Mark for our ultrasonic energy device. It has recently been launched this product in EMEA, with the first case just scheduled for later this month.Subsequent to the end of the third quarter, and ahead of expectations, we received the FDA clearance for our 3-millimeter instruments. We believe that the ability to perform surgery using 3-millimeter instruments represents a shift in the world of robotic surgery, one that, when combined with our digital interface, positions Senhance with digital laparoscopy to become the preferred option to treat a broader number of patients and procedures. We look forward to showcasing these 3-millimeter instruments, together with the Senhance, at the American Association of Gynecologic Laparoscopists next week in Las Vegas.

With our articulating instruments, we continue to progress in line with our previously-stated expectations. We intend to submit our 510(k) clearance for 5-millimeter articulating instruments by the end of 2018, and we expect to obtain CE Mark by the end of 2018 for these instruments.I'm also pleased to report that we closed the MST acquisition last week following the announcement of the transaction just six weeks earlier. Our Israel-based R&D team is on board, and we are in the process of harmonizing development initiatives for our global R&D team.Our initial application of the technology acquired will enable three new and unique features for the Senhance. The first prevents instruments from leaving the field of view, which is a fundamental element of laparoscopic best practice.  The second permits the camera to follow instruments autonomously, which improves workflow and allows the surgeon to focus on the task at hand.  And the third is a suture assist feature that recognizes when the surgeon is suturing to permit automatic zooming in and out to ensure accurate placement of sutures and simplify workflow.We expect these first three applications of the acquired technology to be available commercially in the next 4 to 5 quarters, and we have been encouraged by the broad level of excitement we have seen from surgeons' interactions with them since announcing this acquisition.Taken all together, we believe that these innovations will help accelerate the adoption of Senhance and the development of our sales pipeline.Now I'd like to turn the call over to Joe to provide a financial update. Joe?

Joseph P. Slattery - TransEnterix, Inc. - Executive VP & CFO

Thank you, Todd. For the three months ended September 30, 2018, we reported revenue of $5.4 million, comprised of $4.3 million in systems revenue from the sale of four systems, one of which was a demonstration system purchased by a distributor, $867,000 in instruments and accessories, and $237,000 in services.Gross margin for the third quarter was 22%. Relative to the second quarter gross margin of 42%, the decline was related to the sale of the demonstration system near our cost, as well as changes in territory mix, negatively-impacting global average selling system prices.R&D expenses in the quarter decreased slightly to approximately $4.8 million, as compared to the prior year period of $4.9 million. Sales and marketing expenses in the quarter increased to $5.8 million from $4.5 million in the prior year period, as we continue to expand our investment in our commercial infrastructure with a focus in the U.S.General and administrative expenses in the quarter increased to approximately $3.7 million from approximately $2.9 million in the prior year period, primarily due to increased headcount and consulting services to support our overall growth and geographic expansion.GAAP net loss for the quarter was $20.2 million, or $0.10 per share, compared to a GAAP net loss of $38.5 million, or $0.26 per share, in the prior year period. Adjusted net loss for the quarter was $13.1 million, or $0.06 a share, compared to an adjusted net loss of $13 million, or $0.09 per share, in the prior year period.The primary adjustment from GAAP net loss relates to accounting for the change in the fair value of warrant liabilities, which is primarily driven by changes in our stock price. Cash and short-term investments as of September 30 was $81.4 million.Subsequent to the quarter end, we received the $10 million second tranche of nondilutive financing related to the debt agreement with Hercules Capital, bringing the total debt under this agreement to $30 million. We continue to anticipate that the third tranche of $10 million will be funded in 2019 and continue to believe that our existing cash will support the business through 2020.As Todd discussed, we also closed the MST transaction subsequent to the quarter end. This transaction was funded with $5.8 million in upfront cash, 3.15 million shares of common stock and a deferred payment of $6.6 million in either cash or stock at our election.Applying the stock price as of the closing results in a total deal value of approximately $22 million for accounting purposes.Turning to our guidance for the fourth quarter of 2018, we expect to sell between four and five Senhance systems, with total worldwide revenue in the range of $6.4 million to $7.7 million. This implies full year revenues of between $23 million and $24.4 million, representing growth of over 200% versus the prior year.Todd?

Todd M. Pope

Thank you, Joe. We're incredibly excited about the future here at TransEnterix. We accomplished a significant number of key milestones during the third quarter and subsequently.During the quarter, we sold four systems between the U.S. and the EMEA region, we acquired the technology assets and IP of MST, which significantly advances the capabilities of Senhance to deliver on our vision of digital laparoscopy. We received the CE Mark for our ultrasonic energy device and filed for a 510(k) here in the U.S.We believe the addition of ultrasonic energy to our product offering will open the doors to a greater number of surgeons and procedures globally.Lastly, subsequent into the quarter, we became the first company to receive a 510(k) approval for a robotically enabled 3-millimeter instrument. We have put ourselves in a great position to continue to drive the adoption of Senhance during the remainder of 2018 and into the future.And with that, I'd like to open up the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Rick Wise with Stifel. Your line is now open.

Andrew Christopher Ranieri - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

Hi Todd and Joe, it's Drew Ranieri on for Rick tonight, thanks for taking my question. But first, let me just start on the U.S. Senhance commercialization, with Senhance being FDA cleared for about a year now, you're getting to that 4 to 6 quarter sweet spot for capital sales. Can you just touch on that a little bit more? I know that you said you had a couple of orders in hand already. Were they U.S. or o-U.S.? And how should we be thinking about 2019? What do you need to do to accelerate U.S. growth?

Todd M. Pope

Drew, thanks for the question. Yes, we feel great about the pipeline. As you said, we've talked a lot about the pipeline really getting going after 4 to 6 quarters. We're coming into that, and we feel like we're right on track. Yes, there's not any one specific catalyst for a pipeline. I think when you're selling capital, there's a lot of blocking and tackling. As we look at our pipeline in the U.S., we have a lot of activity that's getting closer working its way through admin, the administration side of the hospital, after a lot of the clinical advocacy has been validated, which is very helpful for us. It means that's getting a little bit toward the back end of the pipeline. And I think when you're talking about conversations with the hospitals, any time you're able to add instruments and talk about where we're going with new technology, it always helps the clinical interest and the clinical conviction. 3-millimeter  helps—we just got that approved about a month ago and are starting to roll that out clinically later this month. We're excited about ultrasonic. As we talked about, we got that approval in Europe and are beginning those cases now. And the U.S. is excited about getting that. We think that's going to be continuing to be enabling. And even though we don't like talking too much about futures, the MST technology, I think, our pipeline is really excited to see a company, even though we're a merging revenue company, making acquisitions in the space that really solidifies our future product pipeline. So, I would say, the last thing I would say is, we found that when people are going to buy piece of capital, like the Senhance, with that type of commitment, they sometimes, toward the latter part of the pipeline discussions, they want to go and watch surgery being done. And up to this point, we've been taking our U.S. pipeline over to Europe, because that's where we've had the majority of our placements and the majority of our surgeries. And that's not really scalable for the long-term. So now that we have multiple systems up and running in the U.S., and we'll continue to add to those, we think that will be another catalyst to get the sales pipeline going in 2019. So all those things cumulatively add up to putting us in a really good position. We're not going to really talk about mix for 2019, because we've not done that in the past as far as geography. But suffice to say, we've got a lot of activity in all the areas that we're working in, U.S., EMEA and Asia-Pacific. So I appreciate the question, Drew.

Andrew Christopher Ranieri

And just one more, if I may, and I'll hop back in queue. But you touched on MST and some of the applications that are coming over the next 4 to 6 quarters. But, I know it's early, but can you just kind of give us a sense of maybe how Senhance could evolve over time with incorporating MST technology beyond these initial applications? Thank you.

Todd M. Pope

Certainly. I mean, a few of the things that we've talked about publicly in addition to what we talked about on the call here that we just highlighted—these are things that we've heard consistently from surgeons that feels like they are not as capable as they want to be in laparoscopic surgery or they could be much more efficient. One thing we have approval for, inguinal hernia, and when surgeons go in to repair hernia, they often put mesh in. They need to understand the size of the defect. And either they eyeball it from experience or they'll drop a flexible tape measure into the abdomen and they'll try to stretch it out and measure, and then they'll try to replicate those measurements and cut their mesh to the appropriate size.We can - with this technology in the future, we're going to be able to drop icons in and digitally visually measure right on the spot. This is something that the technology exists outside the operating room. Certainly, we see that on our smartphones and some of the navigation in vehicles. We want to bring that to the OR. This MST technology will enable that. And that's one of those real-world examples that when people need precise measurements quickly inter-operatively, you don't have a good way to do that now, and that's just an example, to specifically answer your question, of a few things even beyond what we talked about in the call. So we're excited about it. But most importantly, the surgeons that were previewing this are very excited about it. So they like the near-term additions we're making to the portfolio, but they really like to see that we're being active in the M&A space. But I'd also say that they've commented, that they think it's fairly impressive that we announced getting going with this deal into Q3 and have already closed it in the Q3. Sometimes hospitals or surgeons worry that companies talk about doing deals but don't actually get them executed, and I think we're showing a pretty good core competence with our Sofar acquisition of Senhance, with MST, that we're very open to look at M&A, if it makes sense, and we're going to get it acquired. So thanks for the question, Drew.

Andrew Christopher Ranieri

Thanks, Todd.

Operator

Thank you. Our next question comes from the line of Jeffrey Cohen with Ladenburg Thalmann. Your line is now open.

Jeffrey Scott Cohen – Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Hi Joe and Todd, how are you? Just a few issues I wanted to touch upon. So, you had mentioned earlier in your prepared remarks about 15-person sales force on the eastern half of the country. Could you talk now about what the U.S. commercial organization looks like, as far as capital, clinical, et. Cetera?

Todd M. Pope

Yes. The 15-person sales force that we mentioned our folks out there driving capital sales. We have ancillary forces out there on the clinical side that are driving clinical cases and being in the cases after a system is installed. And we're really focusing on the eastern half because our pipeline, as we've talked about, has generated a lot of interest. But that pipeline eventually needs to work through sites that are doing surgery day in and day out. And until we were able to get a few more systems up and going, really weren't able to handle some of the interest in the pipeline. So we've kept a relatively small, focused sales force. And I think you'll see us continue to expand and lockstep with the sales and installations that we make throughout the U.S. That's what will drive in 2019 and beyond additional headcount on capital. And when we add that capital headcount, we continue to sell, we'll follow that up with clinical sales folks in those geographies.

Jeffrey Scott Cohen

Okay, got it. And could you give us a little further color on the types of institutions or the types of interest that you're seeing amongst the U.S. facilities? And a little color there on the facilities as well as the types of potential users in as far as disciplines.

Todd M. Pope

Sure. When you talk about the different type of hospitals, there's multiple ways that you can categorize those—private, public, teaching or not, but I would say we have in our pipeline the full spectrum of interest. We have the large teaching hospitals that have a lot of interest, because Senhance is the first entered into the market, and almost 19 years in the surgical robotics for the abdominal space, so a lot of teaching institutions feel like they want to be able to be able to offer that to the people coming through their institutions. Have a lot of private institutions that are really focused on patient acquisition, and they want to be looked at on the cutting edge of technology. They're excited about a new system being out there, and that's certainly driving a lot of interest. And then, as far as the types of specialties to the latter part of your question, we're certainly seeing a lot in general surgery, GYN, colorectal and those specialties operate in a lot of different realms, obviously. So a wide variety of interest certainly in types of institutions and certainly specialties. And we saw that just coming back from Boston two weeks ago at the American College of Surgery, it was great to interact with the wide spectrum of surgeons there.

Jeffrey Scott Cohen

Perfect. Okay, and then lastly, could you give us a little more color on timeline for the articulation of some of the instruments and which of the actual instruments will be commercial in articulated format? And when those timelines may hit as far as getting them out there into the public's use?

Todd M. Pope

Well, what we've talked about is we want to submit our 510(k) for 5-millimeter articulating instruments by the end of this year, 2018. And in CE Mark countries, we're looking to obtain that CE Mark by the end of this year, in 2018. So, those are relatively near-term milestones that we continue to feel good about.

Joseph P. Slattery

As far as the instruments –typical instruments for surgery, the needle driver, grasper, those kind of things.

Jeffrey Scott Cohen

Okay. And you'll have cases later this year in Europe expected after the CE mark?

Joseph P. Slattery

We can't really schedule them until we get the CE Mark. So it's not something that we can say for sure is going to happen this year or not.

Todd M. Pope

But in the past, every time we've had approvals in a reasonable timeframe, after that, we get the orders in, we get the orders out and delivered. We get people trained up and cases followed shortly thereafter.

Jeffrey Scott Cohen

Okay, perfect. That does it for me. Thanks, guys.

Todd M. Pope

Thanks, Jeff.

Operator

Thank you. We do have a follow-up question from the line of Rick Wise with Stifel. Your line is now open.

Andrew Christopher Ranieri

Hi, Todd and Joe, back again. Just a quick question for you on guidance for the fourth quarter. I think this is the first time that you actually really gave like a revenue range for guidance. But I was just hoping to get a better sense of your insights on the Senhance ASP that's embedded in your guidance range. How should we think about the price between U.S. and the rest of world? And maybe the system breakdown as well.

Joseph P. Slattery

Sure. You can see from the range that 4 to 5, the gap between the two numbers we gave is $1.3 million. And that's—I think that's a good number to think about, what is the incremental revenue that's derived in a quarter from an additional sale. It's going to vary between one market to the next, whether it's system configuration, local pricing, whether the sale had a vision system or, say, depending on instrument selection and how many trays they acquire on their initial sale. But we feel like $1.3 million per incremental system is a moderately conservative way to look at our revenue model.As it relates to our Q3 results and our Q4 guidance, the orders have been—the orders that we've gotten in have been a little bit more than that, about $1.4. But depending on territory mix and what the configuration is, we just think it's an appropriately conservative number to focus on $1.3 million.

Andrew Christopher Ranieri

Thanks, Joe, I appreciate it.

Operator

Thank you. That concludes our question-and-answer session for today. I would now like to turn the call back to Todd Pope for closing remarks.

Todd M. Pope

Well, thanks all of you for joining us on today's call. We look forward to updating you on our progress in the next quarter. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone, have a great day.